CONTACT:          Pam Kloha                      January 20, 1998

                  Assistant vice president
                  (601) 968-4759                 FOR IMMEDIATE RELEASE


           Deposit Guaranty Corp. (DEP) reports record earnings

JACKSON, Miss.--(DEP)--Deposit Guaranty Corp.'s net income for the fourth quarter of 1997, was $24.5 million compared to $19.5 million for the same period in 1996. Basic earnings per share for the fourth quarter of 1997 increased 20 percent to $.60 compared to $.50 for the fourth quarter of 1996. Net income for the fourth quarter of 1996 included an after-tax accrual of $2.4 million for the cost of a restructuring plan to consolidate the Company's four separately chartered bank subsidiaries into one charter. The increase in fourth quarter 1997 earnings also resulted from increases in net interest income and noninterest related sources of income. Net interest income increased as a result of an 8 percent growth in average interest-earning assets, while noninterest income increased $5.8 million, or 19 percent.

Deposit Guaranty Corp.'s net income for the year ended December 31, 1997, was $92.3 million compared to $83.6 million for the same period in 1996. Basic earnings per share for 1997 were $2.25 compared to $2.16 for 1996. On a cash basis, excluding the effects of purchase accounting related intangible amortization, earnings per share rose 8% from $2.31 for 1996 to $2.49 for 1997.

Deposit Guaranty's return on average assets for 1997 was 1.37 percent compared to 1.39 percent for the same period in 1996. Return on average equity for 1997 was 15.10 percent compared to 15.15 percent for the same period in 1996.

Deposit Guaranty's total assets were $6.9 billion at December 31, 1997, up from $6.4 billion at December 31, 1996. Stockholder's equity was $635 million at December 31, 1997, compared to $581 million at December 31, 1996.

On December 7, 1997, the Company entered into a definitive agreement with First American Corporation, a $10.9 billion asset financial services company, providing for the merger of the Company with and into First American in a tax-free exchange of common stock. The merger will be accounted for as a pooling of interests transaction. First American, located in Nashville,


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Tennessee,  will exchange 1.17 shares of its common stock for each of the issued and outstanding shares of Company common stock. The merger is expected to be consummated during the second quarter of 1998.